Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated March 15, 2012 with respect to the financial statements and the effectiveness of internal control over financial reporting, which appears in PDF Solutions, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 23, 2012